Exhibit (K)(i)(a)

SCHEDULE OF APPROVALS

with respect to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING SENIOR INCOME FUND

and

ING FUNDS SERVICES, LLC

Fund	Annual Administration Fee (as a percentage of managed assets)
ING Senior Income Fund	0.10%